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                                                                      EXHIBIT 12

                             ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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                                                                            TWELVE MONTHS              SIX MONTHS
                                                                        ENDED JUNE 30, 2002      ENDED JUNE 30, 2002
                                                                        ----------------------   ----------------------
Earnings Available for Fixed Charges:
Net Income                                                              $              152,294   $               80,692
    Add:
       Income Taxes:
         Current                                                                        20,409                   (6,832)
         Deferred - Net                                                                 22,986                   27,930
       Allocated income taxes                                                           69,805                   35,475
       Investment tax credit - deferred                                                 (1,176)                    (694)
       Interest on long-term debt                                                       97,520                   47,582
       Amortization of debt expense and
         premium-net, and other interest charges                                        17,280                    8,453
       One-third of all rentals (Estimated to be
         representative of the interest component)                                       2,437                    1,153
                                                                        ----------------------   ----------------------
Earnings available for fixed charges                                    $              381,555   $              193,759
                                                                        ======================   ======================

Fixed charges:
    Interest on long-term debt                                          $               97,520   $               47,582
    Amortization of debt expense and
       premium-net, and other interest charges                                          17,280                    8,453
    One-third of all rentals (Estimated to be
       representative of the interest component)                                         2,437                    1,153
                                                                        ----------------------   ----------------------

Total Fixed Charges                                                     $              117,237   $               57,188
                                                                        ======================   ======================

Ratio of earnings to fixed charges                                                        3.25                     3.39
                                                                        ======================   ======================
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